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                                                                    EXHIBIT 99.1

                             [LOGO APPEARS HERE]

                                                           FOR IMMEDIATE RELEASE

                    Liquid Audio Announces New Board Members

               Company Responds to Certain Indications of Interest

REDWOOD CITY, Calif. (Nov. 5, 2001)--Liquid Audio, Inc. (Nasdaq: LQID) today announced that Raymond A. Doig, president of EMV Partners Corporation, and Stephen V. Imbler, former president and chief operating officer of Hyperion Solutions Corporation, have been elected to the company's board of directors. These elections raise the number of directors to six.

Raymond Doig's career includes a significant tenure at 20th Century Fox where he served as president and chief executive officer of Fox International from 1977 to 1981. In 1982, Doig partnered with Dennis Stanfill, former chairman of 20th Century Fox, to form a consulting firm, Stanfill, Doig & Co., specializing in small to mid-sized companies. He also served as operations consultant for Entertainment Properties, Inc., an entertainment venture company owned by Paul Allen. Doig has served on the boards of directors of many leading companies, including Coca-Cola Bottling of the Midwest, New England Digital Corporation and Act III Theaters, Inc. Doig holds a B.S., M.S. and an M.B.A. from the University of Southern California.

Stephen Imbler served as president and chief operating officer of Hyperion Solutions from 1999 to 2001, when he became an advisor to the board and management. Imbler joined the company in 1995 as senior vice president and chief financial officer, and later served as president and interim CEO. He combines a strong technology background with more than 25 years of experience in senior financial positions with such companies as Arbor Software, Gupta Corporation, QuickResponse Services, Oracle Corporation, and KPMG. He also serves as a board member for Wavecom, S.A., a global telecommunications company headquartered in Paris, France. Imbler is a C.P.A., holds an M.B.A. from the University of Texas at Austin and a B.M. in piano performance from Wichita State University.

                                     -more-

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Liquid Audio's board of directors is now composed of six members:

 .    Raymond Doig
 .    Stephen Imbler
 .    Robert Flynn, co-founder and senior vice president of Business Development,
     Liquid Audio
 .    Gerald Kearby, co-founder, president and CEO, Liquid Audio
 .    Silvia Kessel, chief financial officer and treasurer, Metromedia
     International Group
 .    Ann Winblad, co-founder and general partner, Hummer Winblad Venture
     Partners

The board also reviewed the previously announced indications of interest from Steel Partners and BCG Strategic Investors, each of which conditionally suggested purchasing the company for $3.00 per share, substantially below the company's cash value per share. The board concluded that the company has no interest in pursuing either of these indications of interest at this time.

Liquid Audio, Inc. is a leading provider of software and services for the digital delivery of music over the Internet. The Liquid Audio solution gives musicians, record labels, Web sites and music retailers the ability to publish, syndicate and securely sell recorded music online with copy protection and copyright management. Using the Liquid(TM) Player software, available for free download at www.liquidaudio.com, music fans can preview and purchase
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downloadable music from the more than 1,000 affiliate Web sites in the Liquid
Music Network(SM). Traded on Nasdaq under the symbol LQID, Liquid Audio is located in Redwood City, California.

                                      # # #

 Liquid, Liquid Audio and the Liquid Audio logo are trademarks of Liquid Audio,
                                      Inc.

For more information, press only:
Kim Strop
Liquid Audio, Inc.
(650) 549-2194
email: kstrop@liquidaudio.com